LOAN AND SECURITY AGREEMENT

                            between

                     UNIPHASE CORPORATION,

          UNIPHASE TELECOMMUNICATIONS PRODUCTS, INC.,

                    ULTRAPOINTE CORPORATION,

                    UNIPHASE VERTRIEBS GMBH,

                         UNIPHASE LTD.

                              and

                        BANK OF THE WEST

                        January 28, 1997


                       TABLE OF CONTENTS


1.   DEFINITIONS AND CONSTRUCTION                               1

          1.1  Definitions                                      1

          1.2  Accounting Terms                                 7

          1.3  Code Terms                                       7

2.   LOANS AND TERMS OF PAYMENT                                 8

          2.1  Revolving Facility                               8

               2.1.1  Advances; Maturity.                       8

               2.1.2  Letters of Credit                         8

               2.1.3  Foreign Exchange Contracts                9

          2.2  Interest Rates, Payments, and Calculations       9

               2.2.1  Interest Rates                            9

               2.2.2  Default Rate                              9

               2.2.3  Interest Payments                         9

               2.2.4  Computation                               9

          2.3  Crediting Payments                              10

          2.4  Fees and Expenses.                              10

               2.4.1  Fees.                                    10

                    (a)  Loan Commitment Fee                   10

                    (b)  Financial Examination and Appraisal
                            Fees                               10

                    (c)  Bank Expenses                         10

               2.4.2  Additional Costs                         10

          2.5  Overadvances                                    11

          2.6  Term                                            11

3.   CONDITIONS OF LOANS                                       11

          3.1  Conditions Precedent to Initial Advance         11

          3.2     Conditions Precedent to all Advances         12

     4.   CREATION OF SECURITY INTEREST                        12

          4.1  Grant of Security Interest                      12

          4.2  Delivery of Additional Documentation Required   12

          4.3  Right to Inspect                                12

     5.   REPRESENTATIONS AND WARRANTIES                       12

          5.1  Due Organization and Qualification              12

          5.2  Due Authorization; No Conflict                  12

          5.3  No Prior Encumbrances                           13

          5.4  Bona Fide Accounts                              13

          5.5  Merchantable Inventory                          13

          5.6  Name; Location of Chief Executive Office        13

          5.7  Litigation                                      13

          5.8  No  Material  Adverse Change  in  Financial
                  Statements                                   13

          5.9  Solvency                                        14

          5.10 Regulatory Compliance                           14

          5.11 Environmental Condition                         14

          5.12 Taxes                                           14

          5.13 Subsidiaries                                    14

          5.14 Government Consents                             14

          5.15 Full Disclosure                                 14

     6.   AFFIRMATIVE COVENANTS                                15

          6.1  Good Standing                                   15

          6.2  Government Compliance                           15

          6.3  Financial Statements, Reports, Certificates     15

          6.4  Inventory                                       16

          6.5  Taxes                                           16

          6.6  Insurance                                       16

          6.7  Principal Depository                            17

          6.8  Financial Covenants                             17

               (a)  Profitability                              17

               (b)  Debt-Net Worth Ratio                       17

               (c)  Tangible Net Worth                         17

               (d)  Quick Ratio                                17

          6.9  Further Assurances                              17

7.   NEGATIVE COVENANTS                                        17

          7.1  Dispositions                                    17

          7.2  Change in Business                              18

          7.3  Mergers or Acquisitions                         18

          7.4  Indebtedness                                    18

          7.5  Encumbrances                                    18

          7.6  Distributions                                   18

          7.7  Investments                                     18

          7.8  Transactions with Affiliates                    18

          7.9  Inventory                                       18

          7.10 Compliance                                      18

     8.   EVENTS OF DEFAULT                                    19

          8.1  Payment Default                                 19

          8.2  Covenant Default                                19

          8.3  Material Adverse Effect                         19

          8.4  Attachment                                      19

          8.5  Insolvency                                      19

          8.6  Other Agreements                                19

          8.7  Judgments                                       19

          8.8  Misrepresentations                              19

     9.   BANK'S RIGHTS AND REMEDIES                           20

          9.1  Rights and Remedies                             20

          9.2  Power of Attorney                               21

          9.3  Accounts Collection                             21

          9.4  Bank Expenses                                   21

          9.5  Bank's Liability for Collateral                 21

          9.6  Remedies Cumulative                             21

          9.7  Demand; Protest; Application                    21

     10.  NOTICES                                              22

     11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER           22

     12.  GENERAL PROVISIONS                                   23

          12.1 Successors and Assigns                          23

          12.2 Indemnification                                 23

          12.3 Waivers, Etc.                                   23

          12.4    Time of Essence                              24

          12.5 Severability of Provisions; Headings            24

          12.6 Amendments in Writing, Integration              24

          12.7 Counterparts                                    24

          12.8 Survival                                        24

          12.9 Renewal                                         24


                  LOAN AND SECURITY AGREEMENT


      THIS AGREEMENT, dated as of January 28, 1997, is made by UNIPHASE CORPORATION, UNIPHASE TELECOMMUNICATIONS PRODUCTS, INC.,
ULTRAPOINTE  CORPORATION, UNIPHASE VERTRIEBS GMBH, UNIPHASE  LTD.
(collectively, "Borrowers"), and BANK OF THE WEST.

                            RECITALS

     Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will lend to Borrowers, and Borrowers will repay the loan to Bank.

                           AGREEMENT

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION

           1.1   Definitions.   As used in  this  Agreement,  the
following terms shall have the following definitions:

                 "Accounts" means all presently existing and hereafter arising accounts, contract rights, royalties, and all other forms of obligations owing to each Borrower arising out of the sale, licensing or lease of property or the rendering of services, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all property returned to or reclaimed by each Borrower, all other Proceeds, and Borrower's Books relating to any of the foregoing.

                "Advance" means a cash advance under Section  2.1
of this Agreement.

               "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's officers, directors, and partners.

               "Agreement" means this Loan and Security Agreement and any extensions, renewals, supplements, riders, amendments or modifications hereto.

               "Bank" means BANK OF THE WEST, a California banking corporation, and its Technology Industries Group located at 50 West San Fernando Street, 2nd Floor, San Jose, California
95113.

                "Bank Expenses" means all costs and expenses incurred by Bank in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all costs or expenses required to be paid by Borrowers under this Agreement which are paid or advanced by Bank; filing, recording, publication, search, appraiser or auditor fees, title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrowers; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof; and reasonable attorneys' fees and expenses incurred by Bank in structuring, negotiating, drafting, reviewing, amending, terminating, enforcing, defending or otherwise concerning this Agreement, any agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in any arbitration, Insolvency Proceeding or other proceeding.

                 "Borrowers" means UNIPHASE CORPORATION, a California corporation, UNIPHASE TELECOMMUNICATIONS PRODUCTS, INC., a corporation, ULTRAPOINTE CORPORATION, a corporation, UNIPHASE VERTRIEBS GMBH, a corporation, and UNIPHASE LTD., a corporation. Each of them is sometimes called a "Borrower."

                 "Borrower's Assets" means the Accounts; the General Intangibles; the Negotiable Assets; the Inventory; the Equipment; all deposit accounts of each Borrower; any other tangible or intangible personal property and any real property of each Borrower; all Proceeds; and Borrower's Books.

                "Borrower's Books" means all books and records of each Borrower including but not limited to minute books, ledgers, records relating to Borrower's Assets, its liabilities, the Obligations, and all information relating thereto; records relating to each Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, other electronically stored or prepared information, and all equipment used to post, produce, process, analyze, store or retrieve any of the foregoing.

                "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

               "Closing Date" means the date of this Agreement.

                "Code"  means  the California Uniform  Commercial
Code.

                "Collateral" means the Accounts, the Inventory, each Borrower's deposit accounts with Bank, and Borrower's Books relating to the foregoing.

                "Contingent Obligation" means, as applied to  any
Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all Exchange Contracts and all other obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements on items for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that if the document that evidences a Contingent Obligation expressly states the maximum liability of such Person thereunder, such amount shall not exceed that maximum liability.

                "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrowers and their Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of a Borrower or a Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

                 "Daily   Balance"  means  the  amount   of   the
Obligations owed at the end of a given day.

               "Debt Service Ratio" means in any period the ratio of (a) the sum of Borrowers' net profits, depreciation, amortization and interest expense to (b) the interest and principal payments due on the current portion of any long term debt, including payments due on any equipment leases.

                 "Equipment" means all of each Borrower's equipment, whether currently leased or owned or hereafter acquired, and wherever located, including without limitation all fixtures and motor vehicles, and all substitutions, replacements, accessories, additions, attachments, improvements, accessions, Proceeds and products of the foregoing.

                "ERISA"  means  the Employment Retirement  Income
Security Act of 1974, as amended, and the regulations thereunder.

                "Exchange Contracts" has the meaning ascribed  by
Section 2.1.3 of this Agreement.

                "Exchange Contracts Reserve" means at any time an amount equal to ten percent (10%) of the face amount of outstanding Exchange Contracts.

                "Foreign Account" means an Account owed by an account debtor whose principal place of business is not located in the United States of America or Canada.

                 "GAAP"   means  generally  accepted   accounting
principles as in effect from time to time, consistently applied.

                "General Intangibles" means and includes all of the following in which any Borrower has or hereafter acquires an interest (other than the Accounts and the Negotiable Assets): all general intangibles and other intangible personal property (including, without limitation, all licenses, other contract rights, claims, causes of action, goodwill, patents, copyrights, mask works, trade names, trademarks, service names, service marks, applications, registrations and applications for registration of any of the foregoing, trade secrets, blueprints, drawings, designs, models, purchase orders, customer lists computer programs, software, source code, object code, computer discs, computer tapes, literature, reports, royalties, insurance policies, and tax refunds, all Proceeds of the foregoing, and Borrower's Books relating to the foregoing.

                "Indebtedness" means (a) all Indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit,
(b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                 "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, discharge, arrangement, or other relief.

                "Inventory"  means  all inventory  in  which  any
Borrower has any interest, either currently or hereafter, and wherever located, including goods held by any Borrower for sale or lease or to be furnished under a contract for services, new or raw product and materials, components, work-in-process, finished goods, labels and other package dress, advertising material and packing and shipping materials, any documents of title representing any of the above, any returns, insurance proceeds or other Proceeds, and Borrower's Books relating to any of the foregoing.

                 "Investment"  means  any  beneficial   ownership
(including without limitation any partnership interest or any debt or equity securities) in or of any Person, or any loan, advance or capital contribution to any Person.

                "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               "L/C Agreement" means an application for letter of credit and agreement for the issuance by Bank of a letter of credit for the account of any Borrower.

                "Lien" means any mortgage, lien, deed of trust, security interest or other encumbrance.

                "Liquidity Position" at any time means the sum of Borrowers' unrestricted cash plus the amount then available to Borrowers for Advances under the Revolving Facility.

                 "Loan Documents" means, collectively, this Agreement, the L/C Agreements, the Exchange Contracts, and any other instrument, agreement, certificate or other document executed by any Borrower in connection with any of them, all as amended or extended from time to time.

               "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition of Borrowers and their Subsidiaries taken as a whole, (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents, (iii) the validity or enforceability of the Loan Documents, or (iv) the rights or remedies of Bank under the Loan Documents.

               "Maturity Date" means January 28, 1999.

                "Negotiable Assets" means all present and future letters of credit, notes, drafts, other instruments, securities, documents of title, and chattel paper issued to or for the benefit of each Borrower, and Borrower's Books relating to any of the foregoing.

                "Obligations" means all principal, interest, Bank
Expenses, Contingent Obligations, and other Indebtedness and other obligations owed to Bank by each Borrower pursuant to this Agreement, any other Loan Document, or any other instrument or agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising (including all interest accruing after the commencement of an Insolvency Proceeding), and including any Indebtedness by each Borrower to others that shall have been assigned, indorsed or transferred to Bank.

                "Overadvance" has the meaning ascribed by Section
2.5 of this Agreement.

                "Overdrafts" means at any time the aggregate overdrafts in all deposit accounts of Borrowers and their Subsidiaries with Bank without credit or offset for any credit balance in any other such deposit account.

                "Periodic Payments" means all installments or similar recurring payments that any Borrower is or may hereafter become obligated to pay to Bank pursuant to this Agreement or any other instrument or agreement now or hereafter in existence between any Borrower and Bank.

               "Permitted Indebtedness" means:

                     (a)   Indebtedness of Borrowers in favor  of
Bank arising under this Agreement or any other Loan Document;

                    (b)  Subordinated Debt;

                     (c)  Capital leases or Indebtedness incurred
solely to purchase equipment, provided that any security therefor complies with clause (c) of the definition of "Permitted Liens" below, and provided further that it does not exceed the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition;

                    (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

                     (e)   Reasonable  obligations  to  indemnify
officers, directors and employees of Borrowers.

                "Permitted Investment" means securities issued by the United States of America or securities rated as "A" or higher by Moody's or Standard & Poor's, or an equivalent rating.

               "Permitted Liens" means the following:

                    (a) Any Liens in favor of Bank arising under this Agreement or the other Loan Documents;

                     (b)   Liens for taxes, fees, assessments  or
other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

                     (c)  Liens upon or in any equipment acquired
or leased by any Borrower or any Subsidiary to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or leasing of such equipment or existing on such equipment at the time of acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                     (d)   Liens incurred in connection with  the
extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (c) above and
(h) below, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

                      (e)    Liens   of  materialmen,  mechanics,
warehousemen, carriers, or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings;

                     (f)  Any judgment, execution, attachment  or
similar  Lien, provided that the obligation it secures  is  fully covered by insurance, or such Lien is fully discharged within  30 days of the entry thereof;

                     (g)  Easements, rights of way, servitudes or
zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss of forfeiture of title thereto;

                     (h)   Liens on assets of corporations  which
become Subsidiaries of any Borrower after the date hereof, provided that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

                     (i)   Liens which constitute banker's liens,
rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract; provided that (i) such deposit account is not a dedicated cash collateral account; and (ii) such deposit account is not intended by Borrowers to provide collateral to the depository institution; and (iii) such Lien is not prior to Bank's Liens created under this Agreement; and

                      (j)   Any  financing  statement  filed   in
connection with an operating lease not intended to be a secured financing.

                  "Person" means any individual, sole proprietorship, limited liability company, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, government or governmental agency.

                "Prime Rate" means at any time the variable rate of interest per annum most recently announced by Bank as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                "Proceeds" means (a) any dividends, interest, rent, profits, royalties, distributions or other income from any of Borrower's Assets; or (b) whatever is due or received upon the sale, lease, exchange, collection, liquidation or other disposition of any of Borrower's Assets or proceeds, including, without limitation, proceeds of insurance covering Borrower's Assets and tax refunds; or (c) all products and proceeds of any of Borrower's Assets.

                "Quick Assets" means the consolidated cash, cash equivalents, Accounts and short-term investments of Borrowers determined in accordance with GAAP at any time.

                "Responsible Officer" means each  of  the  Chief
Executive   Officer,  Chief  Financial  Officer,  and  Corporate
Controller of UC, and such other officers of Borrowers as may be designated by UC in a manner satisfactory to Bank.

                "Revolving Facility" means the facility under which Borrowers may request Bank to issue Advances and letters of credit and enter into Exchange Contracts as provided in Section
2.1 hereof.

                "Subordinated Debt" means Indebtedness of any Borrower that is expressly and legally subordinated in right and priority of payment to the Obligations.

                 "Subsidiary" means any Person in which any Borrower owns, either directly or through an Affiliate: (a) any general partnership interest; or (b) any interest that would give any Borrower power to elect 50% or more of the Board of Directors, managers or trustees; or (c) any other controlling interest.

                "Tangible Net Worth" means the consolidated total
assets   of  Borrowers  and  their  Subsidiaries  minus,  without
duplication: (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (c) all Indebtedness owed to each Borrower and each Subsidiary by any Affiliate thereof, and (d) all reserves not already deducted from assets; and (ii) Total Liabilities.

                "Total Liabilities" means all obligations that should in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

                "UC" means Uniphase Corporation, one of the Borrowers.

               "UL" means Uniphase Ltd., one of the Borrowers.

                "Ultrapointe" means Ultrapointe Corporation, one of the Borrowers.

                "UTP" means Uniphase Telecommunications Products,
Inc., one of the Borrowers.

                "UV" means Uniphase Vertriebs GmbH, one of the Borrowers.

           1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

           1.3 Code Terms. All terms which are defined in the Code but which are not expressly defined in this Agreement shall have the meanings ascribed to them by the Code.

     2.   LOANS AND TERMS OF PAYMENT

          2.1  Revolving Facility.

               2.1.1     Advances; Maturity.

                     (a)   Subject  to  and upon  the  terms  and
conditions of this Agreement, Bank agrees to make Advances to Borrowers in an aggregate amount not to exceed Five Million Dollars ($5,000,000), minus the sum of (i) the aggregate face amount of all outstanding letters of credit (including drawn but unreimbursed letters of credit), plus (ii) the Exchange Contracts Reserve; plus (iii) Overdrafts. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement.

                     (b)  Whenever a Borrower desires an Advance,
UC shall notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by UC on Bank's form of loan disbursement order. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without such instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or other notice given by a person whom Bank reasonably believes to be a Responsible Officer, and Borrowers shall indemnify and hold Bank harmless against any damages or loss (including legal fees and costs) suffered by Bank as a result of such reliance or any act or failure to act. Bank may, at its option, credit the amount of Advances made under this Section 2.1 to the appropriate Borrower's designated primary deposit account.

                    (c) Bank may decline to make any Advance, or extend any other credit under this Agreement pending receipt of such additional information as Bank may request.

                     (d)   The Revolving Facility shall terminate
on  the  Maturity  Date, at which time all  Advances  under  this
Section 2.1.1 and all other Obligations (except reimbursement obligations with respect to outstanding Letters of Credit) shall be due and payable immediately. No letter of credit shall be issued and no Exchange Contract shall be entered into after the Maturity Date.

               2.1.2     Letters of Credit.

                     (a)  Subject to the terms and conditions  of
this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of a Borrower in an aggregate face amount not to exceed Five Million Dollars ($5,000,000), minus the sum of (i) the outstanding aggregate balance of the Advances, plus (ii) the Exchange Contracts Reserve; plus (iii) Overdrafts. Each letter of credit shall have an expiry date no later than ninety (90) days after the Maturity Date; provided that Bank shall retain its Lien on the Collateral to secure all Obligations for so long as any letter of credit is outstanding. Each letter of credit issued hereunder shall be, in form and substance, and in favor of a beneficiary, acceptable to Bank in its sole discretion. All drawn but unreimbursed letters of credit shall bear interest in accordance with Section 2.2.

                     (b)   Borrowers shall indemnify, defend  and
hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees arising out of or in connection with any letters of credit.

                     (c)   With respect to each letter of  credit
issued hereunder, the Borrower that is the customer, shall execute an L/C Agreement. Each letter of credit shall be governed by the applicable L/C Agreement and this Agreement. In the event of any inconsistency, the L/C Agreement shall control. Without limiting the terms of any L/C Agreement, Borrowers shall pay all standard fees and charges of Bank with respect to the letters of credit.

               2.1.3     Foreign Exchange Contracts.

                     (a)  Subject to the terms of this Agreement,
Bank shall sell to or purchase from a Borrower foreign currency on a spot or future basis pursuant to foreign exchange contracts executed by that Borrower and Bank (the "Exchange Contracts"). The Exchange Contracts Reserve shall not exceed Five Million Dollars ($5,000,000), minus the sum of (i) the outstanding aggregate balance of the Advances, plus (ii) the aggregate face amount of all outstanding letters of credit issued hereunder (including drawn but unreimbursed letters of credit); plus (iii) Overdrafts. All Exchange Contracts shall provide for delivery or settlement on or before the Maturity Date.

                     (b)   In  its discretion, Bank may terminate
any Exchange Contract at any time after an Event of Default. If Bank terminates an Exchange Contract, Borrowers agree, without limitation of any applicable indemnities, to reimburse Bank for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                     (c)  One of the Borrowers shall execute  all
standard form applications and agreements of Bank in connection with the Exchange Contracts. Without limiting any of the terms of such applications and agreements, Borrowers shall pay all standard fees and charges of Bank in connection with the Exchange Contracts.

          2.2  Interest Rates, Payments, and Calculations.

               2.2.1      Interest Rates.  Except as set forth in
Section 2.2.2, all Advances under the Revolving Facility shall bear interest on the average Daily Balance thereof at the Prime
Rate.

                 2.2.2 Default Rate. All outstanding Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to five percentage points (5%) above the interest rate otherwise applicable under this Agreement from time to time.

               2.2.3 Interest Payments. All interest under this Agreement shall be due and payable on the fifteenth (15th) calendar day of each month until all Obligations hereunder have been paid in full. Bank may, at its option, debit such interest payments, all Bank Expenses, and all Periodic Payments against any deposit account of any Borrower or charge such interest as an Advance under the Revolving Facility, in which case such Advance shall thereafter accrue interest at the rates applicable hereunder. As part of the Obligations, any interest not paid when due shall be compounded, and shall accrue interest at the rates applicable hereunder.

                2.2.4 Computation. As the Prime Rate is changed from time to time, the applicable rates of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest under this Agreement shall be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

           2.3 Crediting Payments. The receipt by Bank of any wire transfer of funds, check, or other item of payment shall be applied promptly to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds and is made to the appropriate deposit account of Bank or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary provided herein, any wire transfer or payment received by Bank after 11:00 a.m. California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

          2.4  Fees and Expenses.

                2.4.1     Fees.  Borrowers shall pay to Bank  the
following:

                    (a) Loan Commitment Fee. Upon the execution of this Agreement, a loan commitment fee of Twenty Thousand Dollars ($20,000). The loan commitment fee is in consideration of Bank's entering into this Agreement and is refundable to Borrowers only in the event the loan fails to close. In such event, the loan commitment fee shall be refunded to Borrowers, less the amount of Bank Expenses incurred to date.

                     (b)   Financial  Examination  and  Appraisal
Fees. Upon delivery by Bank of a statement to any Borrower, Bank's customary fees and out-of-pocket expenses for Bank's audits of the Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrowers performed from time to time by Bank or its agents.

                     (c)   Bank Expenses.  Upon the date  hereof,
all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses, and after the date hereof, all Bank Expenses promptly upon delivery to any Borrower of a statement therefor.

                2.4.2 Additional Costs. Bank shall notify Borrowers of, and Borrowers agree to pay to Bank, promptly upon demand by Bank, the amount of any increase in cost, reduction in income or additional expense to Bank associated with any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                     (a)   that  subjects Bank to  any  tax  with
respect to payments of principal or interest or any other amounts payable hereunder by any Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                      (b)    that  imposes,  modifies  or   deems
applicable any deposit insurance, reserves special deposit or similar requirement against assets held by Bank, or deposits in or for the account of Bank, or loans by Bank; or

                      (c)   that  imposes  upon  Bank  any  other
condition with respect to its performance under this Agreement;

                     if the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations.

                     Bank shall present a statement of the amount of additional costs or reduction in income and set forth Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

          2.5 Overadvances. "Overadvance" means at any time the excess over $5,000,000 of the sum of (a) aggregate outstanding Advances, plus (b) the aggregate face amount of outstanding letters of credit (including drawn but unreimbursed letters of credit), plus (c) the Exchange Contracts Reserve, plus (d) Overdrafts. Borrowers shall immediately pay to Bank in cash the amount of any Overadvance. Alternatively, at its option, Bank may debit the amount of any Overadvances against any deposit account of any Borrower.

           2.6 Term. Subject to the provisions of Sections 2.1.1(d), this Agreement shall become effective on the date hereof and shall continue in full force and effect for a term ending on the later of the date that all Obligations have been satisfied or the Maturity Date. Notwithstanding the foregoing, Bank's obligation to make Advances or to extend other credit under this Agreement shall terminate immediately upon an Event of Default. After an Event of Default, at Bank's election, all Obligations shall become due and payable immediately. Notwithstanding maturity or termination, Bank shall retain its Lien on the Collateral to secure satisfaction of all Obligations.

     3.   CONDITIONS OF LOANS

           3.1 Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance or other extension of credit is subject to the condition precedent that Bank shall have received, fully executed and in form and substance satisfactory to Bank, each of the following:

               (a)  this Agreement;

                (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                (c)  financing statements (Form UCC-1) for filing
with   the   California  Secretary  of  State   and   all   other
jurisdictions   where  necessary  to  perfect   Bank's   security
interests;

               (d)  an insurance certificate;

                (e)  proof of insurance, disbursement request and
authorization,   loan  disbursement  orders  and   a   compliance
certificate; and

                (f)  such other documents, and completion of such
other   matters,  as  Bank  may  deem  reasonably  necessary   or
appropriate.

                As additional conditions precedent to the initial Advance or other extension of credit under the Revolving Facility, Bank shall have (i) received payment of all fees and Bank Expenses then due as set forth in Section 2.4 hereof, and
(ii) completed its due diligence inquiry, including, without limitation, its accounts receivable audit and its environmental audit, and such inquiry resulted in the discovery of no facts or circumstances which would negatively affect, or tend to negatively affect, in Bank's sole discretion, the collectability of the Obligations.

           3.2 Conditions Precedent to all Advances. The obligation of Bank to make each Advance, or other extension of credit, including the initial one, is further subject to the conditions that (a) the representations and warranties set forth in Section 5 shall be true and correct in all material respects on the effective date of each Advance or other extension of credit as though made at and as of each such date; (b) Bank shall have timely received the statements, reports and certificates specified in Section 6.3; and (c) no Event of Default shall have occurred and be continuing, or would exist immediately after giving effect to such Advance or other extension of credit. The request or acceptance of each Advance or other extension of credit shall be deemed to be a representation and warranty by each Borrower on the date of such request or acceptance as to the accuracy of the facts referred to in this Section 3.2.

     4.   CREATION OF SECURITY INTEREST

           4.1 Grant of Security Interest. Each Borrower grants to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first-priority security interest in all presently existing Collateral, and will constitute a valid, first-priority security interest in all Collateral acquired after the date hereof.

           4.2   Delivery  of Additional Documentation  Required.
Borrowers shall execute and deliver to Bank all financing statements and other documents in form satisfactory to Bank that Bank may reasonably request from time to time to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

           4.3 Right to Inspect. Upon reasonable prior notice, from time to time during usual business hours, Bank (through any of its officers, employees, or agents) shall have the right to inspect Borrower's Books and to make copies thereof and to inspect, photograph, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, condition of, or any other matter relating to the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES

           Each Borrower represents and warrants to Bank as follows:

          5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of the jurisdiction of its incorporation, and is qualified and licensed to do business in, and is in good standing in, each jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified.

           5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrowers' powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Borrower's articles of incorporation or bylaws, nor will they constitute an event of default under any material agreement to which any Borrower is a party or by which any Borrower is bound. No Borrower is in default under any instrument or agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

           5.3 No Prior Encumbrances. Borrowers are the sole owners of and have good and indefeasible title to all of Borrower's Assets (except leased Equipment) free and clear of Liens, except for Permitted Liens.

           5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations of Borrowers' account debtors, created by the sale, lease or licensing of property or the rendering of services to account debtors in the ordinary course of Borrowers' business, and are unconditionally owed to one of the Borrowers. The property giving rise to the Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor.

           5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

           5.6 Name; Location of Chief Executive Office. No Borrower has done business under any name other than those specified on the signature page hereof. The chief executive offices of Borrowers are located at the following addresses:

          Uniphase Corporation
          163 Baypointe Parkway
          San Jose, California 94134

          Uniphase Telecommunications Products, Inc.
          163 Baypointe Parkway
          San Jose, California 94134

          Ultrapointe Corporation
          163 Baypointe Parkway
          San Jose, California 94134

          Uniphase Vertriebs GmbH
          _________________________________________
          _________________________________________

          Uniphase Ltd.
          _________________________________________
          _________________________________________

           5.7 Litigation. There are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or other forum in which an adverse decision would have a Material Adverse Effect or a material adverse effect on Borrowers' interest or Bank's security interest in the Collateral. No Borrower has knowledge of any such pending or threatened actions or proceedings.

            5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrowers that have been delivered by any Borrower to Bank fairly present in all material respects Borrowers' consolidated financial condition as of the date thereof and Borrowers' consolidated results of operations for the period then ended. There has been no change that would have a Material Adverse Effect on the consolidated financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

           5.9 Solvency. Each Borrower is solvent and able to pay its Indebtedness (including trade debts) as it matures.

           5.10 Regulatory Compliance. Each Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from a failure to comply with ERISA that is reasonably likely to result in any liability that could have a Material Adverse Effect. No Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied with all provisions of the Federal Fair Labor Standards Act and has complied with all other statutes, laws, ordinances, and government rules and regulations to which it is subject, non-compliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

            5.11 Environmental Condition. No facilities, properties or assets of any Borrower or any Subsidiary have been used by them or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law. None of Borrowers' facilities, properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and no Borrower or Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Subsidiary relating to the release or disposal of hazardous waste or hazardous substances except in each case where the failure of any of the foregoing to be true and correct could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of the Bank's Lien on the Collateral.

           5.12  Taxes.   Each Borrower and each  Subsidiary  has
filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

            5.13  Subsidiaries.   No  Borrower  owns  any  stock,
partnership interest or other equity securities of any Person, except for Permitted Investments.

           5.14 Government Consents. Each Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Borrower's business as currently conducted except in each case where the failure of any of the foregoing to be true and correct could not reasonably be expected to have a Material Adverse Effect.

           5.15 Full Disclosure. No representation, warranty, disclosure, or other statement made by any Borrower in any certificate, oral statement, or written statement furnished to Bank is false, is misleading, contains any untrue statement of a material fact, or omits to state a material fact as of the date such representation, warranty, disclosure, or statement is made.

          5.16 Mutual Benefit. Borrowers are engaged in a common enterprise. UC, UCP and Ultrapointe design and manufacture products which they, UV and UL market and sell. Each Borrower depends on the vitality and success of the other. Each Borrower will benefit by the extension of credit by Bank to the others.

     6.   AFFIRMATIVE COVENANTS

          Each Borrower covenants and agrees that, for so long as Bank has any commitment to make an Advance hereunder, and until payment in full of all outstanding Obligations, each Borrower shall do all of the following:

           6.1 Good Standing. Each Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect provided that each Borrower and each of its Subsidiaries shall at all times be permitted to merge with a Subsidiary (as long as one of the Borrowers remains the surviving entity) and acquire substantially all the assets of a Subsidiary, and the Borrowers shall at all times be permitted to dissolve any inactive or dormant Subsidiaries. Each Borrower shall maintain and shall cause each of its Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

           6.2 Government Compliance. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No Borrower has withdrawn from, and no termination or partial termination has occurred with respect to any deferred compensation plan, and no Borrower has withdrawn from any multi-employer plan under ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

            6.3   Financial  Statements,  Reports,  Certificates.
Borrowers shall maintain a standard system of accounting in accordance with GAAP. UC shall deliver to Bank, prepared in accordance with GAAP, each of the following:

               (a) Within twenty (20) days after the end of each month, when any Obligations are outstanding under this Agreement, an aged listing of Accounts and accounts payable of each Borrower, all in form and substance acceptable to Bank;

                (b) Within fifty (50) days after the end of each quarter a statement of the financial condition of Borrowers for such quarter, including but not limited to, a balance sheet and income statement, prepared by Borrowers and certified as accurate by a Responsible Officer, together with its report to the Securities and Exchange Commission on Form 10Q;

               (c) Within ninety-five (95) days after the end of each fiscal year, a consolidated statement of the financial condition of Borrowers for such fiscal year, including but not limited to a long-form balance sheet and profit and loss statement, audited by certified public accountants acceptable to Bank, and an unqualified opinion of such accountants with respect to such statement, together with its report to the Securities and Exchange Commission on Form 10K;

                (d) Within five (5) days after they are filed or sent to such holders, copies of all statements, reports and notices sent or made available generally by each Borrower to its securities holders or to any holders of Subordinated Debt;

                (e) Within twenty (20) days after and as of the end of each month, within fifty (50) days after and as of the end of each quarter, and within ninety-five (95) days after and as of the end of fiscal each year, a certificate of compliance signed by a Responsible Officer in form and substance acceptable to Bank which certifies that Borrowers have complied with the financial reporting requirements in this Section 6.3;

                (f) Promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Borrower or any Subsidiary that could result either in injunctive relief or in damages or costs to any Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; and

                 (g) Such other budgets, reports, sales projections, operating plans or other information as Bank may reasonably request from time to time with respect to Borrower's Assets or each Borrower's operations, financial condition or performance.

                Borrowers shall maintain as Bank's custodian copies of their sales journals, customer purchase orders and evidence of shipping arrangements, and shall deliver copies thereof to Bank at Bank's request. Bank shall have a right from time to time hereafter to conduct a field exam and to audit the Accounts and Inventory at Borrowers' expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing. Bank may destroy or otherwise dispose of any documents delivered to Bank six (6) months after Bank's receipt thereof unless Borrowers make written request therefor.

           6.4 Inventory. Borrowers shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrowers and their account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist at the time of the execution and delivery of this Agreement. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

          6.5 Taxes. Borrowers shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and local taxes, assessments, and contributions required by law, and shall execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrowers shall make, and shall cause each Subsidiary to make, timely payment or deposit of all withholding taxes required by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and shall, upon request, furnish Bank with proof satisfactory to Bank indicating that each Borrower and Subsidiary has made such payments or deposits; provided that such payments need not be made if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.

           6.6 Insurance. Borrowers, at their expense, shall keep the Borrower's Assets other than Accounts insured against loss or damage by fire, theft, explosion, sprinklers, and such other hazards and risks, and in such amounts, as are ordinarily insured against by similar businesses conducted in the locations where Borrowers' business is conducted. Borrowers shall also maintain liability, workers' compensation and other insurance relating to Borrowers' business and the ownership of Borrower's Assets (other than Accounts) in amounts and of a type that are customary to similar businesses.

           All such policies of insurance shall insure against such risks, shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

           6.7 Principal Depository. Until all Obligations have been fully satisfied, UC, UTP and Ultrapointe shall maintain their primary depository and operating accounts with Bank and shall designate a primary deposit account from which interest payments shall be debited automatically by Bank pursuant to
Section 2.2.2 of this Agreement.

          6.8  Financial Covenants.

               (a) Profitability. Borrowers shall be profitable on an annual basis, and, on a rolling four-quarter basis, Borrowers shall not incur a loss in more than one quarter. Expenses related to acquisitions shall not be included in the determination of profitability.

                (b) Debt-Net Worth Ratio. Borrowers shall have, on the last day of each quarter commencing with the quarter ending March 31, 1997, a ratio of Total Liabilities to Tangible
Net Worth of not more than 1.0 to 1.0.

               (c) Tangible Net Worth. Borrowers shall have, on the last day of each quarter commencing with the quarter ending
March  31,  1997,  a Tangible Net Worth of not  less  than  Forty
Million Dollars ($40,000,000).

                (d) Quick Ratio. Borrowers shall have, on the last day of each quarter commencing with the quarter ending March
31, 1997, a ratio of Quick Assets to Current Liabilities of at least 1.5 to 1.0.

           6.9 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

     7.   NEGATIVE COVENANTS

           Each Borrower covenants and agrees that for so long as Bank may have any commitment to make any Advances or to extend any other credit, and until payment in full of the outstanding Obligations, no Borrower shall do any of the following without the express written consent of Bank:

           7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property, other than (a) Transfers of Inventory in the ordinary course of business, and (b) Transfers of Equipment that has become worn out or obsolete or which is being replaced promptly, and (c) other Transfers of Borrower's Assets outside the ordinary course of business in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year, provided that no Borrower shall Transfer any Accounts.

           7.2 Change in Business. Suspend or go out of business, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in any Borrower's ownership. No Borrower will, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

           7.3   Mergers or Acquisitions.  Except as provided  in
Section 6.1 above, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or a substantial portion of the capital stock or property of another Person.

          7.4 Indebtedness. Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

          7.5 Encumbrances. Except for Permitted Liens, create, incur, assume or suffer to exist any Lien on any of Borrower's Assets, or assign or otherwise convey any right to receive income, including any sale of any Accounts, or permit any of its Subsidiaries to do any of the foregoing.

           7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock of any Borrower or any Subsidiary.

           7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

            7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of that Borrower's business, and are upon fair and reasonable terms that are no less favorable to that Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

           7.9 Inventory. Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge
of  the  warehouse receipt covering such inventory.   Except  for
Inventory sold in the ordinary course of business, Borrowers shall keep the Inventory only at the locations set forth in
Section 5.6 hereof and such other locations of which Borrowers gives Bank prior written notice, except for Inventory on consignment not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in aggregate cost value and Inventory at customer sites on demonstration status not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in aggregate cost value, provided that in each case Borrower has signed and filed a financing statement or other document where needed to perfect Bank's security interest.

           7.10 Compliance. Become an "investment company", become controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of
ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, permit any condition to exist that would entitle any Person to obtain a decree adjudicating that any Plan under ERISA must be terminated, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

     8.   EVENTS OF DEFAULT

            Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

           8.1 Payment Default. Any Borrower shall fail to pay any of the Obligations when due and payable;

           8.2 Covenant Default. Any Borrower shall fail or neglect to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between that Borrower and Bank;

           8.3 Material Adverse Effect. There shall occur an event that has a Material Adverse Effect or a material impairment of the value of the Collateral or the validity or priority of Bank's security interest in the Collateral;

           8.4 Attachment. Any material portion of Borrower's Assets shall be attached, seized, subjected to a writ or distress warrants or levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or any Borrower shall be enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower's Assets, or a notice of lien, levy, or assessment shall be filed of record with respect to any of Borrower's Assets by any government or by any department, agency, or instrumentality thereof, and the same is not paid within ten (10) days after any Borrower receives notice thereof, (provided that Bank shall not be obligated to make any Advances or other extensions of credit during such cure period);

           8.5 Insolvency. An Insolvency Proceeding shall be commenced by any Borrower, or an Insolvency Proceeding shall be commenced against any Borrower and is not dismissed or stayed within ten (10) days (provided that Bank shall not be obligated to make any Advances or other extensions of credit prior to the dismissal of such Insolvency Proceeding);

          8.6 Other Agreements. A default shall occur under any agreement to which any Borrower is a party with any Person resulting in a right by that Person, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000), or which default could reasonably be expected to have a Material Adverse Effect;

           8.7   Judgments.   A  judgment or  judgments  for  the
payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that Bank shall not be obligated to make any Advances or other extensions of credit prior to the satisfaction of such judgment); or

               8.8 Misrepresentations. Any material misrepresentation or misstatement shall exist now or hereafter in any warranty, representation, or statement set forth herein or in any certificate delivered to Bank by any Borrower or to induce Bank to enter into this Agreement or any other Loan Document.

     9.   BANK'S RIGHTS AND REMEDIES

           9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may at its election do any one or more of the following, all of which are authorized by each Borrower:

                (a) Accelerate and declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in
Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

                (b) Cease advancing money or extending credit to or for the benefit of any Borrower under this Agreement, any other Loan Document, or any other agreement between any Borrower and Bank;

               (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order, that Bank reasonably considers advisable;

                (d)   Make such payments and do such acts as Bank
considers reasonable or necessary to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. Each Borrower hereby grants Bank a license to enter into possession of any of Borrowers' facilities or premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                (e) Set off and apply to the Obligations any and all (i) deposits or other property of any Borrower held by Bank, or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;

                 (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) any Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service names, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this
Section 9.1, each Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including, without limitation, Bank's or any Borrower's premises) as Bank determines is reasonable; and

               (h)  Credit bid and purchase at any public sale.

                Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

            9.2    Power  of  Attorney.   Each  Borrower   hereby
irrevocably appoints Bank (and any of Bank's designated officers, or agents) as that Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse each Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign each Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to each Borrower's policies of
insurance;  and  (e)  settle  and  adjust  disputes  and   claims
respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed, and Bank's obligation to provide Advances hereunder is terminated.

           9.3 Accounts Collection. At any time on or after the date of this Agreement, Bank may notify any Person owing funds to any Borrower of Bank's security interest in such funds. Upon such notification, each Borrower shall collect all amounts owing to that Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

           9.4 Bank Expenses. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the applicable rate provided in Section 2.2, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

           9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

           9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on the part of any Borrower shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by Bank. No waiver by Bank shall be effective unless in writing.

           9.7 Demand; Protest; Application. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties at any time held by Bank on which any Borrower may in any way be liable. Each Borrower waives any right to direct the application of any amount received by Bank.

     10.  NOTICES

           Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any of the Loan Documents shall be in writing and (except for financial statements and similar documents which may be sent by first class mail, postage prepaid) shall be personally delivered; or sent by a recognized, overnight delivery service; or by certified mail, postage prepaid, return receipt requested; or by facsimile confirmed by first class mail; in each case addressed as follows:

          If to any Borrower:      Uniphase Corporation
                                   163 Baypointe Parkway
                                   San Jose, CA 94134
                                   Attention: Dan  Pettit,
                                   Chief Financial Officer
                                   Fax:  (408) 434-1800

               If to Bank:         Bank of the West
                                   Technology Industries Group
                                   50  West San Fernando Street,
                                   2nd Floor
                                   P.O. Box 1000, 7-064-2
                                   San Jose, CA 95108
                                   Attention:  Damon C. Doe
                                               Vice President
                                   Fax:  (408) 947-5117

          The parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. Borrowers acknowledge and agree that Bank may give all notices under this Agreement to UC alone, and that such notice is sufficient to both Borrowers. UC represents and warrants to Bank and to the other Borrowers that it will promptly convey to the other Borrowers.

     11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. EACH BORROWER AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     12.  GENERAL PROVISIONS

          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

           12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its Affiliates, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Borrower whether under this Agreement, or otherwise (including, without limitation, reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

          12.3 Waivers, Etc.

                (a) Each Borrower waives any right to require Bank to: (i) proceed against any person, including any of the other Borrowers; (ii) proceed against or exhaust any Collateral or other security held from any of the Borrowers or any other person; (iii) give notice of the terms, time and place of any public or private sale of personal property security held from any of the Borrowers or any other person, or otherwise comply with any other provisions of Section 9504 of the California Commercial Code; (iv) pursue any other remedy in Bank's power; or
(v) make any presentment, demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any of the Obligations or Loan Documents, except as expressly required thereby.

                (b) Each Borrower waives any defense arising by reason of: (i) any disability or other defense of any of the other Borrowers or any other person; (ii) the cessation from any cause whatsoever, other than payment in full, of the Obligations or any Indebtedness of any of the other Borrowers or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of any of the Borrowers which is a corporation, partnership or other type of entity, or any defect in the formation of any such Borrower; (iv) the application by any of the Borrowers of any Advance for purposes other than the purposes represented by any Borrower to Bank or intended or understood by Bank or any other Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any Borrowers or any Obligations by operation of law or otherwise; or
(vi) any modification of the Obligations or the Loan Documents, in any form whatsoever, including without limitation the renewal, extension, acceleration or other change in time for payment of the Obligations or the Loan Documents, or other change in the terms thereof, including increase or decrease of the rate of interest thereon. Until all Obligations shall have been paid in full, no Borrower shall have any right of subrogation and each Borrower waives any defense it may have based upon an election of remedies by Bank which destroys subrogation rights or its rights to proceed against any of the other Borrowers for reimbursement. Until all Obligations shall have been paid in full, each Borrower further waives any right to enforce any remedy which Bank now has or may hereafter have against any of the other Borrowers or any other person, and waives any benefit of, or any right to participate in any security whatsoever now or hereafter held by Bank.

                (c) Each Borrower authorizes Bank without notice or demand and without affecting its other liability hereunder, from time to time to: (i) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or the Loan Documents or any part hereof, including increase or decrease of the rate of interest thereon; (ii) take and hold security, other than the Collateral, for the payment of the Obligations or any part thereof and exchange, enforce, waive and release the Collateral, or any part thereof, or any such other security;
(iii) apply the Collateral or any other security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Bank in its discretion may determine; (iv) release or substitute any one or more endorsers or guarantors; and (v) apply payments received by Bank from any of the Borrowers to any Obligations of any of the Borrowers to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Obligations are covered by this Agreement, and each Borrower hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Agreement in whole or in part.

           12.4 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

            12.5 Severability of Provisions; Headings. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Headings are set forth in this Agreement for convenience only.

            12.6   Amendments  in  Writing,  Integration.    This
Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

           12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

           12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of each Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in
Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

          12.9 Renewal. This Agreement renews and supersedes the existing Loan And Security Agreement between UC and Bank. All Obligations shall continue to be secured by the security interest granted by UC to Bank under that agreement.
           12.10 Joint and Several. The obligations of Borrowers under this Agreement and the other Loan Documents are joint and several.

      IN  WITNESS  WHEREOF, Borrower and Bank have executed  this
Agreement as of the date first set forth above.


BANK OF THE WEST,
a   California   banking  corporation


By:      \s\ Damon Doe
Title:    Vice President



UNIPHASE CORPORATION,
a California corporation

By:      \s\ Dan Pettit
Title:    CFO


UNIPHASE TELECOMMUNICATIONS PRODUCTS, INC., a California corporation

By:       \s\ Dan Pettit
Title:     CFO


ULTRAPOINTE CORPORATION,
a California corporation

By:        \s\ Dan Pettit
Title:      CFO


UNIPHASE VERTRIEBS GMBH,

By:        \s\ Dan Pettit
Title:      CFO


UNIPHASE LTD.

By:         \s\ Dan Pettit
Title:       CFO